Exhibit 99

Printronix Announces Third Quarter Results for Fiscal Year 2006

IRVINE, Calif. - (BUSINESS WIRE) - January 26, 2006 - Printronix, Inc. (NASDAQ:PTNX), the leading manufacturer of integrated enterprise printing solutions for the supply chain, today announced results for the third quarter of fiscal year 2006, which ended December 23, 2005. Third quarter revenue was $33.9 million, same as the year ago quarter, and up from $29.0 million in the second quarter of fiscal year 2006. The company generated net income for the quarter of $0.9 million, or $0.13 per diluted share compared with $0.14 per diluted share for the year ago quarter. During the second quarter of fiscal year 2006, Printronix reported a net loss of $1.6 million, or $0.26 per diluted share.

Revenue for the first nine months of fiscal year 2006 was $94.6 million, down from $99.0 million a year ago. Year to date net loss was $0.5 million, or $0.08 per diluted share, compared with net income of $1.3 million, or $0.20 per diluted share, a year ago.

“While sales and profit for our third fiscal quarter were about the same as the year ago quarter, we were pleased with the market’s reception to our new line matrix products. During the quarter, our installed customer base began to upgrade to the new product line generating improved sales compared with the second fiscal quarter. Line matrix revenue was up 17.8% from the prior quarter and 2.1% from the year ago quarter,” said Robert Kleist, President and CEO of Printronix.

“RFID revenue was flat compared with the second fiscal quarter and prior year quarter, with Printronix delivering added functionality for evolving EPCGlobal standards,” continued Mr. Kleist. “Printronix continues to upgrade and expand its range of RFID solutions to improve customers’ RFID infrastructure for supply chain management. While industry deployment of RFID is still in the pilot program stage, Printronix continues to invest in and support this evolving need for supply chain printing.”

Gross margin was 38.5% for the third quarter, down from 39.8% in the same period a year ago mostly due to product mix; and up from 37.3% in the second quarter of fiscal year 2006, mostly due to higher production volumes. For the first nine months of fiscal year 2006, gross margin was 38.2%, down from 39.3% for the year ago period, primarily due to lower volume.

Operating expenses in the quarter were $12.2 million, down from $12.4 million in the year ago fiscal period. Engineering and development expenses decreased during the current quarter as a result of cost-reduction initiatives. General and administrative expenses increased during the quarter primarily due to higher expenses for Sarbanes Oxley compliance and legal fees. Year to date operating expenses were $36.9 million compared with $36.8 million a year ago.

The company ended the third fiscal quarter of 2006 with cash and short-term investments of $41.6 million versus $41.9 million at the end of the third quarter of fiscal 2005, and down from $42.6 million at the end of the second quarter of fiscal year 2006. The decrease in cash from the prior quarter is partly due to increased levels of receivables and a cash dividend of $0.4 million paid in December.

There will be an earnings conference call at 1:30 p.m. PT (4:30 p.m. ET) on January 26, 2006. The call will be broadcast live over the Internet and will be hosted by Robert Kleist, President and CEO, and George Harwood, Senior Vice President and CFO. To access the live audio web cast, go to the Printronix web site at www.printronix.com and select the conference call link to register. If you are unable to listen to the live web cast, it will be archived for replay on the web site. To listen to the live conference call via the telephone, you can access the call at 800-967-7187. Shortly after the call, a telephonic replay will be available through February 9, 2006, by dialing 888-203-1112 or 719-457-0820. Passcode I.D. 5774808 is required for both the telephonic live call and the telephonic replay.

Except for historical information, this press release contains “forward-looking statements” about Printronix, within the meaning of the Private Securities Litigation Reform Act of 1995. Terms such as “objectives,” “believes,” “expects,” “plans,” “intends,” “should,” “estimates,” “anticipates,” “forecasts,” “projections,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, including: adverse business conditions and a failure to achieve growth in the computer peripheral industry and in the economy in general; the ability of the company to achieve growth in the Asia Pacific market; adverse political and economic events in the company’s markets; a worsening of the global economy due to general conditions; a worsening of the global economy resulting from terrorist attacks or risk of war; a worsening of the global economy resulting from an outbreak of avian flu or other world health epidemic; a resurgence of SARS (Severe Acute Respiratory Syndrome); the ability of the company to maintain its production capability in its Singapore plant or obtain product from its Asia Pacific suppliers should a resurgence of SARS occur; the ability of the company to hold or increase market share with respect to line matrix printers; the ability of the company to successfully compete against entrenched competition in the thermal printer market; the ability of the company to adapt to changes in the requirements for radio frequency identification (“RFID”) products by Wal-Mart and/or the Department of Defense (the “DOD”) and others; the ability of the company to attract and to retain key personnel; the ability of the company’s customers to achieve their sales projections, upon which the company has in part based its sales and marketing plans; the ability of the company to retain its customer base and channel; the ability of the company to compete against alternate technologies for applications in its markets; and the ability of the company to continue to develop and market new and innovative products superior to those of the competition and to keep pace with technological change. The company does not undertake to publicly update or revise any of its forward-looking statements, even if experience or new information shows that the indicated results or events will not be realized.

About Printronix, Inc.

Since 1974, Printronix, Inc. (NASDAQ:PTNX) has created innovative printing solutions for the industrial marketplace and supply chain. The company is the worldwide market leader in enterprise solutions for line matrix printing and has earned an outstanding reputation for its high-performance thermal and fanfold laser printing solutions. Printronix also has become an established leader in pioneering technologies, including radio frequency identification (RFID) printing, bar code compliance and networked printer management. Printronix is headquartered in Irvine, California. For company information, see www.printronix.com.

PRINTRONIX, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(dollar amounts in thousands, except share and per share data)

(unaudited)

	Three Months Ended			Nine Months Ended
	December 23,	September 23,	December 24,	December 23,	December 24,
	2005	2005	2004	2005	2004
Revenue	$33,851	$28,958	$33,928	$94,597	$99,014
Cost of sales	20,826	18,171	20,410	58,475	60,148
Gross margin	13,025	10,787	13,518	36,122	38,866
Engineering and development	3,274	3,608	4,137	10,753	12,051
Sales and marketing	6,167	6,115	6,041	18,398	18,224
General and administrative	2,782	2,751	2,208	7,781	6,495
Total operating expenses	12,223	12,474	12,386	36,932	36,770
Income (loss) from operations	802	(1,687)	1,132	(810)	2,096
Interest and other (income) expense, net	(182)	(224)	(113)	(611)	(44)
Income (loss) before taxes	984	(1,463)	1,245	(199)	2,140
Provision for income taxes	122	135	309	327	865
Net income (loss)	$862	$(1,598)	$936	$(526)	$1,275

Net income (loss) per share:
Basic	$0.14	$(0.26)	$0.15	$(0.08)	$0.20
Diluted	$0.13	$(0.26)	$0.14	$(0.08)	$0.20

Shares used in computing net income (loss) per share:
Basic	6,249,224	6,241,949	6,373,220	6,231,230	6,331,818
Diluted	6,445,029	6,241,949	6,575,396	6,231,230	6,524,264

Gross margin %	38.5%	37.3%	39.8%	38.2%	39.3%
Operating expenses %	36.1%	43.1%	36.5%	39.0%	37.1%
Income (loss) from operations %	2.4%	-5.8%	3.3%	-0.9%	2.1%
Net income (loss) %	2.5%	-5.5%	2.8%	-0.6%	1.3%

PRINTRONIX, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(dollars in thousands)

(unaudited)

	December 23,	September 23,	December 24,
	2005	2005	2004
ASSETS
Cash and cash equivalents	$31,671	$29,228	$41,892
Short-term investments	9,908	13,384	-
Accounts receivable, net	20,361	15,649	17,730
Inventories, net	13,355	14,290	14,888
Other current assets	4,257	4,692	4,923
Property, plant and equipment, net	32,423	32,971	33,420
Other long-term assets	2,055	2,246	1,262

Total assets	$114,030	$112,460	$114,115

LIABILITIES and STOCKHOLDERS' EQUITY
Current portion of long-term debt	$700	$700	$700
Accounts payable	8,646	6,789	8,164
Other current liabilties	10,944	11,491	11,331
Other long-term liabilities	15,809	16,013	15,953
Stockholders' equity	77,931	77,467	77,967

Total liabilities and stockholders' equity	$114,030	$112,460	$114,115

PRINTRONIX, INC. AND SUBSIDIARIES

Sales Classification
(unaudited)

	Three Months Ended			Percent of Total Sales
	December 23,	December 24,	Percent	December 23,	December 24,
Sales by Geographic Region	2005	2004	Change	2005	2004
	(dollar amounts in thousands)
Americas	$16,385	$15,625	4.9%	48.4%	46.0%
EMEA	10,652	12,000	-11.2%	31.5%	35.4%
Asia Pacific	6,814	6,303	8.1%	20.1%	18.6%
	$33,851	$33,928		100.0%	100.0%

	Three Months Ended			Percent of Total Sales
	December 23,	December 24,	Percent	December 23,	December 24,
Sales by Product Technology	2005	2004	Change	2005	2004
	(dollar amounts in thousands)
Line matrix	$24,569	$24,076	2.1%	72.6%	70.9%
Thermal*	5,675	6,331	-10.4%	16.8%	18.7%
Laser	3,081	3,016	2.2%	9.1%	8.9%
Verification products	526	505	4.2%	1.5%	1.5%
	$33,851	$33,928		100.0%	100.0%
*RFID	$830	$875	-5.1%	2.5%	2.6%

	Three Months Ended			Percent of Total Sales
	December 23,	December 24,	Percent	December 23,	December 24,
Sales by Channel	2005	2004	Change	2005	2004
	(dollar amounts in thousands)
OEM	$9,857	$9,917	-0.6%	29.1%	29.2%
Distribution	22,382	22,343	0.2%	66.1%	65.9%
Direct	1,612	1,668	-3.4%	4.8%	4.9%
	$33,851	$33,928		100.0%	100.0%

	Three Months Ended			Percent of Total Sales
	December 23,	December 24,	Percent	December 23,	December 24,
Sales by Customer	2005	2004	Change	2005	2004
	(dollar amounts in thousands)
Largest customer – IBM	$7,294	$7,706	-5.3%	21.5%	22.7%
Second largest customer	2,154	2,663	-19.1%	6.4%	7.9%
Top ten customers	17,419	17,829	-2.3%	51.5%	52.5%

PRINTRONIX, INC. AND SUBSIDIARIES

Sales Classification
(unaudited)

	Nine Months Ended			Percent of Total Sales
	December 23,	December 24,	Percent	December 23,	December 24,
Sales by Geographic Region	2005	2004	Change	2005	2004
	(dollar amounts in thousands)
Americas	$46,603	$46,147	1.0%	49.3%	46.6%
EMEA	30,445	35,520	-14.3%	32.2%	35.9%
Asia Pacific	17,549	17,347	1.2%	18.5%	17.5%
	$94,597	$99,014		100.0%	100.0%

	Nine Months Ended			Percent of Total Sales
	December 23,	December 24,	Percent	December 23,	December 24,
Sales by Product Technology	2005	2004	Change	2005	2004
	(dollar amounts in thousands)
Line matrix	$67,631	$70,220	-3.7%	71.5%	70.9%
Thermal*	16,876	17,586	-4.0%	17.9%	17.7%
Laser	8,541	9,565	-10.7%	9.0%	9.7%
Verification products	1,549	1,643	-5.7%	1.6%	1.7%
	$94,597	$99,014		100.0%	100.0%
*RFID	$2,565	$1,882	36.3%	2.7%	1.9%

	Nine Months Ended			Percent of Total Sales
	December 23,	December 24,	Percent	December 23,	December 24,
Sales by Channel	2005	2004	Change	2005	2004
	(dollar amounts in thousands)
OEM	$27,551	$29,313	-6.0%	29.2%	29.6%
Distribution	62,568	63,827	-2.0%	66.1%	64.5%
Direct	4,478	5,874	-23.8%	4.7%	5.9%
	$94,597	$99,014		100.0%	100.0%

	Nine Months Ended			Percent of Total Sales
	December 23,	December 24,	Percent	December 23,	December 24,
Sales by Customer	2005	2004	Change	2005	2004
	(dollar amounts in thousands)
Largest customer – IBM	$21,564	$21,845	-1.3%	22.8%	22.1%
Second largest customer	7,125	7,867	-9.4%	7.5%	7.9%
Top ten customers	46,573	50,955	-8.6%	49.2%	51.5%

CONTACT:	Printronix, Inc., Irvine
Robert A. Kleist, President, CEO
714-368-2863
George L. Harwood, Senior Vice President Finance, CFO
714-368-2384
or
Media Contact:
WunderMarx, Inc.
Cara Good
949-860-2434, ext. 312
cara.good@wundermarx.com
or
Investor Contact:
EVC Group, LLC
Douglas M. Sherk
415-896-6818
dsherk@evcgroup.com
Jennifer Beugelmans
415-896-6817
jbeugelmans@evcgroup.com